June 2009 Preliminary Terms No. 139 Registration Statement No. 333-156423 Dated June 25, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi

Currency-Linked Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies with no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and upside exposure to the underlying currency or basket of currencies. The return on the notes will be based on the appreciation, if any, of the basket of two currencies relative to the U.S. dollar.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	, 2009
Original issue date:	July , 2009 (5 business days after the pricing date)
Maturity date:	July 6, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting
	Brazilian real (“BRL”)	50%
	Chinese renminbi (“CNY”)	50%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies
Participation rate:	150% to 155%. The participation rate will be determined on the pricing date.
Currency performance value:
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) – 1] x weighting
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	June 27, 2012
CUSIP:	617482GD0
ISIN:	US617482GD07
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	%	%
Total	$	$	$
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208007

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Investment Overview

The Currency-Linked Capital Protected Notes due July 6, 2012 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to a basket of two currencies valued relative to the U.S. dollar with no downside risk to principal.

If, at maturity, the equally-weighted basket of two currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, the investment will return par plus 150% to 155% of the amount of such appreciation (e.g. a 10% appreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $150 to $155 per note at maturity).  If the basket has not appreciated or has depreciated, the investment will return par at maturity.  The notes do not pay interest, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	3 years
Principal protection at maturity:	100%
Payment at maturity:
(i)  If the basket appreciates relative to the U.S. dollar
      Þ par plus 150% to 155% of the positive performance of the basket
(ii) If the basket does not appreciate or depreciates relative to the U.S. dollar
      Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	50%	# BRL / 1 USD
Chinese renminbi (“CNY”)	50%	# CNY / 1 USD

Basket Historical Performance January 1, 2004 to June 23, 2009

The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of the basket currencies or of the basket as a whole, or whether increases in the value of one of the basket currencies will be offset by decreases in the value of the other basket currency, based on their historical performance.

June 2009	Page 2

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Chinese renminbi has strengthened relative to the U.S. dollar by 10%:

Pricing date = 6.8357 CNY / 1 USD and Valuation date = 6.2143 CNY / 1 USD

Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Chinese renminbi has weakened relative to the U.S. dollar by 10%:

Pricing date = 6.8357 CNY / 1 USD and Valuation date = 7.5952 CNY / 1 USD

Actual exchange rates on the pricing date and valuation date will vary.

June 2009	Page 3

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe they have underweight exposure to the foreign currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 100% of principal at maturity.

Leverage Performance	▪	Uncapped 150% to 155% upside participation in any basket appreciation
Protect Principal	▪	100% principal protection at maturity regardless of the performance of the basket
Access	▪	Exposure to an equally-weighted basket of two currencies valued relative to the U.S. dollar
	▪	Diversification of underlying asset class exposure
Best Case Scenario	▪	The basket appreciates and the notes return par plus 150% to 155% uncapped upside participation in the appreciation of the basket.
Worst Case Scenario	▪	The basket does not appreciate or depreciates and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Summary of Key Risks (see page 10)

▪	The notes may not pay more than the stated principal amount at maturity.

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Currency exchange risk.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	The current global financial crisis can be expected to heighten currency exchange risks.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one of the basket currencies may offset the other.

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

June 2009	Page 4

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
, 2009	July , 2009 (5 business days after the pricing date)	July 6, 2012
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currency Brazilian real (“BRL”) Chinese renminbi (“CNY”)	Weighting 50% 50%
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies.

A depreciation of one of the basket currencies will partially or wholly offset any appreciation in the other basket currency such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.
Please see “Hypothetical Payout on the Notes” starting on page 8 for full examples of how to calculate the basket performance at maturity.

Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:
With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula:

currency performance x weighting

Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Participation rate:	150% to 155%. The participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-Linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Reference source:	BRL: Reuters “BRFR” CNY: Reuters “SAEC”
Valuation date:	June 27, 2012
Risk Factors:	Please see “Risk Factors” beginning on page 10.

June 2009	Page 5

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482GD0
ISIN:	US617482GD07
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on June 24, 2009, the “comparable yield” would be a rate of 4.1828% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,132.2464 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2009	$20.2169	$20.2169
	January 1, 2010 through June 30, 2010	$21.3368	$41.5537
	July 1, 2010 through December 31, 2010	$21.7831	$63.3368
	January 1, 2011 through June 30, 2011	$22.2386	$85.5754
	July 1, 2011 through December 31, 2011	$22.7037	$108.2791
	January 1, 2012 through June 30, 2012	$22.1785	$131.4576
	July 1, 2012 through the Maturity Date	$0.7888	$132.2464

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Supplemental information	The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer,

June 2009	Page 6

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

regarding plan of distribution:	or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for currency-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2009	Page 7

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are two full examples showing how to calculate the payment at maturity.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Example :  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	50%	1.9794	1.7995	+ 10%
CNY	50%	6.8347	6.2134	+ 10%

Basket performance = sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  50%, plus

 [(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  50%

So, using the hypothetical exchange rates above:

[(1.9794 / 1.7995) - 1] x 50% = 5%, plus

[(6.8347 / 6.2134) - 1] x 50% = 5%

Basket performance = 10%

Hypothetical basket performance	=	10%
Hypothetical participation rate	=	152.5%
Supplemental redemption amount	=	$1,000 x basket performance x participation rate
	=	$1,000 x 10% x 152.5% = $152.50

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,152.50, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $152.50.

June 2009	Page 8

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Example 2:  Basket performance is zero or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	50%	1.9794	1.7995	+ 10%
CNY	50%	6.8347	8.0408	– 15%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  50%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  50%

So, using the hypothetical exchange rates above:

[(1.9794 / 1.7995) - 1] x 50.0000% = 5%, plus

[(6.8347 / 8.0408) - 1] x 50.0000% = – 7.5%

Basket performance = – 2.5%

Hypothetical basket performance	=	– 2.5%
Supplemental redemption amount	=	$0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to or less than 0% even though one of the basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of the other basket currency.  In this example, the appreciation of the Brazilian real is more than offset by the depreciation of the Chinese renminbi.

June 2009	Page 9

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

June 2009	Page 10

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

▪
The current global financial crisis can be expected to heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies and the U.S.; and (viii) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one of the basket currencies may offset the other. A decrease in the value of one of the basket currencies may wholly or partially offset any increase in the value of the other basket currency.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the cost of hedging its obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may adversely affect the payment to you at maturity.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS &

June 2009	Page 11

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Co. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the notes.

June 2009	Page 12

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2004 through June 23, 2009.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of the basket currencies or of the basket as a whole, or whether the strengthening of one of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currency relative to the U.S. dollar, based on their historical performance.

BRL (BRL / 1 USD)	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter (through June 23, 2009)	2.2737	1.9231	1.9794

Brazilian real January 1, 2004 to June 23, 2009 (expressed as BRL per 1 USD)

June 2009	Page 13

Currency-Linked Capital Protected Notes due July 6, 2012
Based on the Performance of a Basket of Two Currencies Relative to the U.S. Dollar

CNY (CNY / 1 USD)	High	Low	Period End
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3036	7.3036
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8871	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter (through June 23, 2009)	6.8372	6.8192	6.8347

Chinese renminbi January 1, 2004 to June 23, 2009 (expressed as CNY per 1 USD)

June 2009	Page 14